Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 2 dated February 11, 2026 relating to the Common Stock, $0.001 par value, of NETGEAR, Inc. shall be filed on behalf of the undersigned.

PERTENTO PARTNERS LLP By: /s/ Eduardo Marques
Name: Eduardo Marques
Title: Managing Partner

PERTENTO MASTER FUND LIMITED By: /s/ Eduardo Marques
Name: Eduardo Marques
Title: Authorized Person

EDUARDO MARQUES By: /s/ Eduardo Marques